PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(5)
(To Prospectus dated September 18, 2023)	Registration Number 333-274558

AMPIO PHARMACEUTICALS, INC.

$1,315,900

Common Stock

We have entered into an at the market offering agreement dated September 18, 2023 (the “Offering Agreement”), with H.C. Wainwright & Co., LLC (“Wainwright”) relating to shares of our common stock, par value $0.0001 per share, offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the Offering Agreement, from time to time we may offer and sell shares of our common stock having an aggregate gross sales price of up to $1,315,900 through Wainwright, acting as sales agent.

Our common stock is listed on the NYSE American (“NYSE American”) under the trading symbol “AMPE.” On January 22, 2024, the last reported sale price of our common stock on the NYSE American was $1.64 per share.

We are subject to General Instruction I.B.6 of Form S-3, which limits the amounts that we may sell under the registration statement of which this prospectus supplement and the accompanying prospectus form a part. The aggregate market value of our common stock held by non-affiliates pursuant to General Instruction I.B.6 of Form S-3, calculated based on 1,117,931 shares of our outstanding common stock held by non-affiliates on January 19, 2024 at a price of $5.76 per share, the closing price of our common stock on November 30, 2023, was $6,439,283. During the 12 calendar months prior to, and including, the date of this prospectus supplement, we have sold $830,472 of common stock pursuant to General Instruction I.B.6 of Form S-3. As a result of the limitations of General Instruction I.B.6, and in accordance with the terms of the Offering Agreement, we are registering the offer and sale of shares of our common stock having an aggregate offering price of up to $1,315,900 from time to time through Wainwright.

Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in sales deemed to be “at the market offerings” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on or through the NYSE American, or any other existing trading market in the United States for our common stock, sales made to or through a market maker other than on an exchange or otherwise, directly to Wainwright as principal, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices and/or in any other method permitted by law. Wainwright is not required to sell any specific number or dollar amount of securities, but it will act as a sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between Wainwright and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Wainwright will be entitled to compensation at a fixed commission rate of 3.0% of the gross sales price per share sold. In connection with the sale of our common stock on our behalf, Wainwright will be deemed an “underwriter” within the meaning of the Securities Act and the compensation of Wainwright constitutes underwriting commissions or discounts. We have also agreed to provide indemnification and contributions to Wainwright against certain civil liabilities, including liabilities under the Securities Act.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page S-4 of this prospectus supplement and on page 3 of the accompanying prospectus, and under similar headings in the other documents we have filed or that are filed after the date hereof and are incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this prospectus supplement is January 24, 2024.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell shares of common stock described in this prospectus supplement and the accompanying prospectus in one or more offerings up to a total aggregate offering price of $1,315,900.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and adds to, updates and changes information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference herein or therein that is filed with the SEC prior to the date of this prospectus supplement, the information in this prospectus supplement will supersede such information. In addition, to the extent that any information in a filing that we make with the SEC adds to, updates or changes information contained in an earlier filing we made with the SEC, the information in such later filing shall be deemed to modify and supersede such information in the earlier filing.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We and the sales agent have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We and the sales agent take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information contained in this prospectus supplement or incorporated by reference herein and in any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus or of any sale of our common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information; Incorporation By Reference” in this prospectus.

For investors outside the United States, we have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

Unless the context requires otherwise or unless otherwise noted, all references to “Ampio” are to Ampio Pharmaceuticals, Inc., a Delaware corporation, and all references to “Company,” “we,” “us” or “our” are to Ampio Pharmaceuticals, Inc.

Trademarks, service marks or trade names of any other companies appearing in this prospectus supplement are the property of their respective owners. Use or display by us of trademarks, service marks or trade names owned by others is not intended to and does not imply a relationship between us and, or endorsement or sponsorship by, the owners of the trademarks, service marks or trade names.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference in the prospectus contain “forward-looking statements,” which include information relating to future events, future financial performance, financial projections, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	Our history of losses and our cash resources available to execute our business plan over the next twelve months raise substantial doubt about our ability to continue as a going concern.
●	We are dependent on the success of the OA-201 program and we cannot be certain that any nonclinical data will support its further development.
●	We will need additional capital to fund our future operations, the OA-201 program, and any strategic transaction, as well as to attempt to cure non-compliance with the NYSE American minimum stockholders’ equity requirement.
●	We rely on third parties for critical resources, including development of the OA-201 program, and we may not be able to manage these third parties to provide timely, high quality, and cost-effective services to us.
●	We are involved in legal proceedings that has adversely affect our pursuit of equity capital or strategic alternatives and may adversely affect our financial position.
●	The settlement in principle of certain legal actions is subject to a number of conditions and risks.
●	Disruptions at the FDA and other government agencies caused by funding shortages, global health concerns or U.S. government shutdowns could cause delays in our product development or capital raising plans, or otherwise prevent new products from being developed, approved, or commercialized in a timely manner or at all, which could negatively impact our business, financial condition, and operating results.
●	We may explore strategic alternatives but there can be no assurance that we will be successful in identifying or completing any strategic alternative or that any such strategic alternative will yield value for our stockholders.
●	Our business and operations could suffer in the event of information technology system failures.
●	Our Board of Directors and management have limited cybersecurity expertise.
●	If the third-party service providers responsible for our internal technology oversight experience service interruptions due to a cyber-attack, our business may be impaired and our business and financial condition and results of operations could be adversely affected.
●	We are dependent on adequate protection of our patent and proprietary rights.
●	The price of our stock has been extremely volatile and may continue to be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our common stock.

S-iii

●	Future sales of shares of our common stock, including by us, employees, and significant stockholders, could negatively affect our stock price.
●	If we are unable to maintain our listing on the NYSE American, our securities may be delisted, which could negatively impact the price of our securities, and it will become more difficult to sell our common stock in the public market.
●	The market for the Company’s common stock may be thinly traded and stockholders may be unable to sell at or near ask prices or at all.
●	If our stock becomes traded on the OTC Market, it may be even more thinly traded because the OTC Markets lack the liquidity of certain other public markets.
●	Anti-takeover provisions in our charter and bylaws and in Delaware law could prevent or delay a change in control of Ampio.

You should not place undue reliance on these forward-looking statements. We discuss in greater detail in, and in the documents incorporated by reference into, this prospectus supplement and the accompanying prospectus, many of these risks, uncertainties, and assumptions under the headings “Risk Factors.” Additional cautionary statements or discussions of risks, uncertainties and assumptions that could affect our results or the achievement of the expectations described in forward-looking statements are also contained in the documents we incorporate by reference into this prospectus supplement and the accompanying prospectus. Any forward-looking statement made by us in this prospectus supplement, the accompanying prospectus, or any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus speaks only as of the date on which it was made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.

You should read this prospectus supplement, the accompanying prospectus, and the documents that we incorporated by reference in this prospectus supplement and the accompanying prospectus completely and with the understanding that our actual future results, activities and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement. You should carefully read the entire prospectus supplement and the accompanying prospectus, and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in this prospectus supplement and the accompanying prospectus, and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference herein or therein. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus supplement summery is a part.

About Ampio

Ampio Pharmaceuticals, Inc. is a pre-revenue stage biopharmaceutical company that is focused on the development of a potential treatment for osteoarthritis of the knee (“OAK”) as part of our OA-201 development program (“OA-201 program” or “OA-201”). The OA-201 program is seeking to advance Ampio’s unique and proprietary small molecule formulation that may alleviate OAK pain and offer cartilage preservation that would impact the progression of the disease. Ampio’s primary strategy is to address the large and attractive opportunity for treatment of OAK and other joints.

The current formulation has a natural metabolite active ingredient and is formulated in a liquid, shelf-stable injectable format. OA-201 has a proposed mechanism of action of down regulation of inflammatory cytokines and upregulation of anti-inflammatory cytokines as preliminarily demonstrated through in vitro studies. OA-201 has demonstrated pain reduction and preservation of cartilage in multiple in vivo nonclinical studies. In November 2023 we received a written response from the FDA pursuant to our submission of our pre-investigational new drug application (“PIND”) for OA-201. Based on the feedback which included some additional requirements, our development plan for OA-201 over the balance of 2024 is aimed at completing the IND-enabling studies that will support an investigational new drug (“IND”) application submission to the FDA, which we have targeted to begin in the first quarter of 2025. Overall, the estimated cost anticipated to be incurred relating to OA-201 through the IND application submission is approximately $13.0 million. If approved, we plan to commence a Phase 1/2 clinical trial in the second quarter of 2025, with an additional estimated cost of approximately $12.0 million.

We believe OA-201 will be regulated as a small molecule drug with a well-defined regulatory pathway. As previously noted, the Company received a written response from the FDA pursuant to the Company’s PIND. Based on our review of the FDA feedback and certain points of clarification and requirements, we believe that we could be in a position to file our full IND submission and initiate a Phase 1/2 clinical study by the first and second quarter of 2025, respectively, with safety and efficacy data from the clinical study available in the third quarter of 2026.

At this time, OA-201 is our only development program and one small molecule formulation is our only potential product in development. Any future product candidate from the OA-201 program will require additional development, which may include further nonclinical studies, as well as clinical trials, formulation optimization, and regulatory clearances, before they can be commercialized.

Based on our current cash position, we believe we have sufficient liquidity to fund business operations into the second quarter of 2024. While the Offering Agreement has allowed us to raise capital to support business operations and extend our cash runway, we do not believe this method of funding alone will be sufficient to continue the development of the OA-201 program and our operations. We currently estimate that continuing our business operations and the development of OA-201 through the end of 2024 will require approximately $11.5 million in additional capital before this offering. Accordingly, in order to continue developing the OA-201 program, we will need to raise additional capital through one or more offerings of our equity securities and additional capital may not be available to us on acceptable terms, if at all.

Recent Developments

On January 11, 2024, Ampio announced that a settlement in principle had been reached in the pending securities fraud class action, Case Number 22-cv-2105-WJM-MEH (the “Securities Class Action”), and the pending consolidated derivative actions in the United States District Court for the District of Colorado, Case Number 22-cv-2803-KLM (the “Consolidated Derivative Actions”).

The settlements are subject to various conditions, including confirmatory discovery in the Securities Class Action, negotiation and execution of the full settlement agreements and obtaining court approval in each action. On January 9, 2024, Ampio, along with the other parties to each case, filed status reports in both the Securities Class Action and the Consolidated Derivative Actions, advising the respective courts of the status of the settlements in principle. The settlement of the Consolidated Derivative Actions is supported by the plaintiff in the pending Colorado state court derivative action, Case Number 2023CV30287, as well as two stockholders who previously submitted pre-litigation demand letters to the Company’s Board of Directors. If finally approved by the relevant courts, the settlements will result in the dismissal with prejudice of all of the pending actions and the withdrawal of the two stockholder pre-litigation demands.

The settlements in principle of the pending actions and stockholder demands are subject to a number of conditions, including the execution and delivery of definitive settlement agreements reflecting the terms of the settlements in principle, obtaining preliminary court approval of the settlements, providing notice to stockholders of the proposed settlements, and obtaining final, non-appealable approvals by the respective courts. The timing of completion of the settlement agreements and filing motions to seek court approvals are uncertain. Additionally, the timing of any final decision by any of the respective courts is subject to the discretion of such court and any potential appeal. Ampio currently expects the amount to be paid in both settlements, including related defense costs, will be covered by, and within the limits of, its D&O insurance policy. If defense costs or the amounts associated with the settlements of the pending actions and stockholder demands exceed Ampio’s current expectation, its insurance coverage may not be adequate to cover the amounts incurred by the Company including as a result of its indemnification obligations to its current and former officers and directors. Accordingly, there can be no assurance that the settlements in principle of the pending actions and stockholder demands will be finalized or approved by the respective courts, or that the settlements will be completed as currently proposed, or at any particular time.

The settlements in principle do not affect the ongoing investigation by the SEC. Ampio intends to continue to cooperate fully with the SEC investigation.

Corporate Information

Ampio Pharmaceuticals, Inc. is a Delaware corporation. Our predecessor, DMI Life Sciences, Inc. (“Life Sciences”), was incorporated in Delaware in December 2008. In March 2010, Life Sciences was merged with a subsidiary of Chay

Enterprises, Inc., a Colorado corporation. As a result of this merger, Life Sciences stockholders became the controlling stockholders of Chay Enterprises, Inc. Following the merger, we reincorporated in Delaware as Ampio Pharmaceuticals, Inc. in March 2010 and changed our corporate name to Ampio Pharmaceuticals, Inc.

Our principal executive office is located at 9800 Mount Pyramid Court, Suite 400, Englewood, Colorado 80112. Our website address is www.ampiopharma.com. Information contained on our website is not a part of this prospectus supplement, and the inclusion of our website address in this prospectus is an inactive textual reference only.

The Offering

Issuer:	Ampio Pharmaceuticals, Inc.
Common stock offered by us:	Shares of our common stock having an aggregate offering price of up to $1,315,900.
Common stock outstanding immediately after this offering:

Up to 1,937,769 shares, assuming sales at a price of $1.64 per share, which was the closing price of our common stock on the NYSE American on January 22, 2024. The actual number of shares issued, if any, will vary depending on the sales price under this offering.

Manner of offering:	“At the market offering” that may be made from time to time through our sales agent, Wainwright. See “Plan of Distribution.”
Use of proceeds:	We intend to use the net proceeds from this offering for general corporate purposes, which may include research and development expenses related to the OA-201 program. See “Use of Proceeds.”
Listing:	Our common stock is currently listed on the NYSE American under the symbol “AMPE.”
Risk Factors:

You should read the “Risk Factors” section of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of factors to consider before deciding to purchase shares of our common stock.

The number of our shares of common stock to be outstanding after this offering is based on 804,604 shares of common stock outstanding as of September 30, 2023, plus 330,754 shares of common stock issued by from September 30, 2023 to January 22, 2024, pursuant to sales under the Offering Agreement, and excludes:

●	52,751 shares issuable upon the exercise of outstanding common stock warrants at a weighted average exercise price of $320.62 per share;
●	12,719 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $317.44 per share; and
●	1,200,000 additional shares reserved for future issuance under our 2023 Stock and Incentive Plan.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described in the section entitled “Risk Factors” contained in this prospectus supplement and the accompanying prospectus, and any related free writing prospectus, and under similar headings in our most recent and any of our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus supplement is a part. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not currently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any additional risks and uncertainties actually occur, our business, financial condition, results of operations and cash flow could be materially and adversely affected. In that case, the trading price of our common stock could decline and you might lose all or part of your investment.

Risks Related to this Offering

A substantial number of shares of common stock may be sold in the market following this offering, which may depress the market price for our common stock.

Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. A substantial majority of the outstanding shares of our common stock are, and the shares of our common stock offered hereby will be, freely tradable without restriction or further registration under the Securities Act.

If you purchase shares of our common stock in this offering, you may experience future dilution as a result of future equity offerings or other equity issuances.

In order to raise additional capital, we believe that we will need to offer and issue additional shares of our common stock or other securities convertible into or exchangeable for our common stock in the future. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by purchasers in this offering, and investors purchasing other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

In addition, we have a significant number of stock options and warrants outstanding. To the extent that outstanding stock options or warrants have been or may be exercised or other shares issued, you may experience further dilution. Further, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.

Because we will have broad discretion and flexibility in how the net proceeds from this offering are used, we may use the net proceeds in ways in which you disagree.

We intend to use the net proceeds to support continued research and development, nonclinical studies, clinical studies and regulatory submissions for our OA-201 program and for general corporate purposes. General corporate purposes may include use of funds for general corporate expenses, including expense associated with our current legal proceedings to the extent not covered by insurance. We have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

The actual number of shares we will issue under the Offering Agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the Offering Agreement and compliance with applicable law, we have the discretion to deliver a placement notice to Wainwright at any time throughout the term of the Offering Agreement. The number of shares that are sold by Wainwright after delivering a placement notice will fluctuate based on the market price of the shares of common stock during the sales period and limits we set with Wainwright. Because the price per share of each share sold will fluctuate based on the market price of our common stock during the sales period, it is not possible at this stage to predict the number of shares that will be ultimately issued.

We do not expect to raise through this offering an amount of capital we believe is required for the OA-201 program and our business operations in the short-term.

No person has any obligation to buy any of common stock from us or to arrange for the purchase or sale of any specific number or dollar amount of the common stock. There is no required minimum number of shares of common stock or dollar amount of common stock that must be sold as part of these offerings. Accordingly, the actual offering amount, sales agent fees and proceeds to us are not presently determinable and may be less than the maximum amounts set forth in this prospectus supplement. We may sell less than all of the common stock offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of common stock sufficient to support our continued operations, including the continued development of OA-201 or our near-term continued operations. Given the limitations on the maximum amount of common stock we can sell under this prospectus supplement, we do not expect that sales from this offering will be sufficient to support the OA-201 program or for our operations in the short-term. We will need to raise additional capital in the future. Such additional capital may not be available or available on terms acceptable to us.

The common stock offered hereby will be sold in “at-the-market” offerings, and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices and numbers of shares sold, and there is no minimum or maximum sales price. Investors may experience a decline in the value of their shares as a result of share sales made at prices lower than the prices they paid.

If we are unable to maintain our listing on the NYSE American, our securities may be delisted, which could negatively impact the price of our securities, and it will become more difficult to sell our common stock in the public market.

Currently, our common stock is listed on the NYSE American. In order to maintain our continued listing on the NYSE American, we must continue to satisfy the applicable continued listing requirements and rules, including such rules and requirements relating to minimum share price, minimum stockholders’ equity, minimum capitalization and a minimum number of public stockholders.

Our common stock was previously suspended from trading on the NYSE American. The staff of NYSE Regulation withdrew its delisting determination and on November 22, 2022, our common stock re-commenced trading on the NYSE American. For our common stock to continue trading on the NYSE American, we must comply with various continued listing standards. The NYSE American may delist the securities of any issuer if, in its opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution and/or the aggregate market value of the security has become so reduced as to make continued listing on the NYSE American inadvisable; if the issuer sells or disposes of principal operating assets or ceases to be an operating company; if an issuer fails to comply with the NYSE American’s listing requirements; if an issuer’s common stock sells at what the NYSE American considers a “low selling price” (generally trading below $0.20 per share for an extended period of time); maintaining minimum stockholders’ equity at least $6.0 million; or if any other event occurs or any condition exists which makes continued listing on the NYSE American, in its opinion, inadvisable. As of September 30, 2023, our total stockholders’ equity was $5,375,000. If we are unable to continue to meet the NYSE American’s continued listing standards for any reason, our common stock could be delisted from the NYSE American.

Our efforts to increase our stockholders’ equity by selling equity securities in order to regain compliance with the NYSE American’s minimum stockholders’ equity requirement may be hampered by our depressed stock price, which may be further depressed by our non-compliance with the $6.0 minimum stockholders’ equity requirement of the NYSE American and the threat of potential delisting from the NYSE American.

If the NYSE American delists our securities, we could face significant consequences, including, but not limited to:

●	a decreased ability to issue additional securities or obtain additional financing in the future;
●	a limited availability for market quotations for our securities;
●	reduced liquidity with respect to our securities;
●	a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in reduced trading;
●	activity in the secondary trading market for our common stock;
●	reduced opportunities for strategic alternatives; and
●	limited amount of news and analyst coverage.

If delisted, we may seek to list our securities on a different stock exchange or, if one or more broker-dealer market makers comply with applicable requirements, the Over-the-Counter (OTC) Market. We may also initiate proceedings for delisting from the NYSE American in order to list our securities on an OTC Market due to the burden and expense of seeking to remain listed on the NYSE American. Listing on such other market or exchange likely would reduce the liquidity of our common stock. If our common stock were to trade in the OTC market, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, the common stock. A delisting from the NYSE American and failure to obtain listing on another national market or exchange would subject our common stock to so-called penny stock rules that impose additional sales practice and market-making requirements on broker-dealers who sell or make a market in such securities. Consequently, delisting from the NYSE American and failure to obtain listing on another national market or exchange could affect the ability or willingness of broker-dealers to sell or make a market in our common stock and the ability of purchasers of our common stock to sell their securities in the secondary market.

While we continue to monitor our compliance with the NYSE American continued listing requirements, there can be no assurance that we will be able to continue to comply with the NYSE American listing requirements.

The OTC Market is a thinly traded market and lacks the liquidity of certain other public markets.

If our stock is delisted from the NYSE American, either by action of the NYSE American or voluntarily by Ampio, our stock may trade on the OTC Market. The OTC Market is a thinly traded market, lacks the liquidity of certain other public markets, and involves risks in addition to those associated with transactions in securities traded on the securities exchanges, such as the NYSE American (“Exchange-listed stocks”). Many stocks traded on the OTC Market trade less frequently and in smaller volumes than Exchange-listed stocks. Accordingly, our stock would be less liquid than it would be otherwise, and stockholders may have difficulty reselling any of our shares owned by them. Also, the prices of stocks traded on the OTC Market are often more volatile than Exchange-listed stocks. Consequently, stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume may be reluctant to purchase or recommend the purchase of our shares.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities in this offering to support continued research and development, nonclinical studies, and regulatory submissions for our OA-201 program and for general corporate purposes. Because there is no minimum offering amount required as a condition of this offering, the actual total public offering amount, commissions, and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will sell any shares under or fully utilize the Offering Agreement with Wainwright as a source of financing. We will retain broad discretion in determining how we will allocate the net proceeds from the sale of securities under this prospectus supplement.

PLAN OF DISTRIBUTION

We have entered into the Offering Agreement with Wainwright, pursuant to which we may issue and sell from time to time shares of our common stock having an aggregate offering price of up to $1,315,900 through Wainwright as our sales agent pursuant to this prospectus supplement and the accompanying prospectus. Sales of the shares of common stock, if any, will be made by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act.

Wainwright will offer shares of our common stock at prevailing market prices subject to the terms and conditions of the Offering Agreement as agreed upon by us and Wainwright. We will designate the number of shares which we desire to sell, the time period during which sales are requested to be made, any limitation on the number of shares that may be sold in one day and any minimum price below which sales may not be made. Subject to the terms and conditions of the Offering Agreement, Wainwright will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell on our behalf all of the shares requested to be sold by us. We or Wainwright may suspend the offering of the shares of Common Stock being made through Wainwright under the Offering Agreement upon proper notice to the other party.

Settlement for sales of common stock will occur on the second trading day or such shorter settlement cycle as may be in effect under Exchange Act Rule 15c6-1 from time to time, following the date on which any sales are made, or on some other date that is agreed upon by us and Wainwright in connection with a particular transaction, in return for payment of the net proceeds to us. Sales of our shares of our common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and Wainwright may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay Wainwright in cash, upon each sale of shares of our common stock pursuant to the Offering Agreement, a commission of 3.0% of the gross proceeds from each sale of shares. Because there is no minimum offering amount required as a condition to this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. Pursuant to the terms of the Offering Agreement, we agreed to reimburse Wainwright for the documented fees and costs of its legal counsel reasonably incurred in connection with entering into the transactions contemplated by the Offering Agreement in an amount not to exceed $50,000 in the aggregate, in addition to the reimbursement of up to $2,500 per due diligence update session for the fees of counsel to Wainwright. We will report at least quarterly the number of shares of our Common Stock sold through Wainwright under the Offering Agreement, the net proceeds to us and the compensation paid by us to Wainwright in connection with the sales of shares of our Common Stock.

In connection with the sales of shares of our Common Stock on our behalf, Wainwright will be deemed an “underwriter” within the meaning of the Securities Act, and the compensation paid to Wainwright constitutes underwriting commissions or discounts. We have agreed in the Offering Agreement to provide indemnification and contribution to Wainwright against certain liabilities, including liabilities under the Securities Act.

The offering of our shares of our Common Stock pursuant to the Offering Agreement will terminate upon the earlier of the sale of all of the shares of our Common Stock provided for in this prospectus supplement or termination of the Offering Agreement as permitted therein.

To the extent required by Regulation M, Wainwright will not engage in any market making activities involving our Common Stock while the offering is ongoing under this prospectus supplement.

From time to time, Wainwright may provide in the future various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they may receive customary fees and commissions. However, we have no present arrangements with Wainwright for any further services.

LEGAL MATTERS

The validity of the common stock offered by this prospectus supplement will be passed upon for us by Ballard Spahr LLP, Minneapolis, Minnesota. Wainwright is being represented in connection with this offering by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The financial statements of Ampio Pharmaceuticals, Inc. as of December 31, 2022 and 2021, and for the years then ended, incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2022, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph related to a going concern uncertainty), which is incorporated herein by reference. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website, www.ampiopharma.com, by following the link under “Investors” to “Financial Filings.” Our website is not a part of this prospectus and is not incorporated by reference in this prospectus supplement.

This prospectus supplement does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC through its website as provided above or from us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act in this prospectus supplement, between the date of this prospectus supplement and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any Compensation Committee report or performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus supplement incorporates by reference the documents set forth below that have previously been filed with the SEC:

●	The Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 27, 2023 and Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on April 28, 2023;
●	The portions of the definitive proxy statement on Schedule 14A filed on June 14, 2023 and the definitive additional proxy materials filed on July 13, 2023 for the Company’s 2023 Annual Meeting of Stockholders held on July 27, 2023 that are incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022;
●	The Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed on May 8, 2023; the Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed on August 8, 2023; and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed on November 14, 2023;
●	The Current Reports on Form 8-K filed (but not furnished) on January 17, 2023, March 7, 2023, March 13, 2023, April 18, 2023, May 26, 2023, July 5, 2023, August 1, 2023, August 31, 2023; September 22, 2023; October 4, 2023; October 6, 2023; October 27, 2023; November 2, 2023; and January 11, 2024; and
●	The description of the Company’s common stock contained in Exhibit 4.5 to the Company’s Annual Report on Form 10-K (No. 001-35182) for the fiscal year ended December 31, 2019, filed with the Commission on February 21, 2020, including any amendment or report filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and deemed to be part of this prospectus supplement from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Ampio Pharmaceuticals, Inc.

9800 Mount Pyramid Court, Suite 400

Englewood, Colorado 80112

Attn: Corporate Secretary

(720) 437-6500

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement.

PROSPECTUS

AMPIO PHARMACEUTICALS

Up to $1,250,000 of Shares of Common Stock

We have entered into an at the market offering agreement (the “Offering Agreement”), with H.C. Wainwright & Co., LLC (“Wainwright”) relating to shares of our common stock, par value $0.0001 per share, offered by this prospectus and the accompanying base prospectus. In accordance with the terms of the Offering Agreement, from time to time we may offer and sell shares of our common stock having an aggregate gross sales price of up to $1,250,000 through Wainwright, acting as sales agent.

Our common stock is listed on the NYSE American (“NYSE American”) under the trading symbol “AMPE.” On September 12, 2023, the last reported sale price of our common stock on the NYSE American was $4.17 per share.

Sales of our common stock, if any, under this prospectus may be made in sales deemed to be “at the market offerings” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on or through the NYSE American, or any other existing trading market in the United States for our common stock, sales made to or through a market maker other than on an exchange or otherwise, directly to Wainwright as principal, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices and/or in any other method permitted by law. If we and Wainwright agree on any method of distribution other than sales of shares of our common stock on or through the NYSE American or another existing trading market in the United States at market prices, we will file a further prospectus supplement providing all information about such offering as required by Rule 424(b) under the Securities Act. Wainwright is not required to sell any specific number or dollar amount of securities, but it will act as a sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between Wainwright and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Wainwright will be entitled to compensation at a fixed commission rate of 3.0% of the gross sales price per share sold. In connection with the sale of our common stock on our behalf, Wainwright will be deemed an “underwriter” within the meaning of the Securities Act and the compensation of Wainwright constitutes underwriting commissions or discounts. We have also agreed to provide indemnification and contributions to Wainwright against certain civil liabilities, including liabilities under the Securities Act.

As of September 11, 2023, the aggregate market value of the outstanding common stock held by non-affiliates was approximately $3,762,069, which was calculated based on 737,661 outstanding shares of common stock held by non-affiliates and a closing price per share of $5.10. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period, so long as the aggregate market value of our common stock held by non-affiliates is less than $75.0 million. In the event that subsequent to the effective date of this registration statement, the aggregate market value of our outstanding common stock held by non-affiliates equals or exceeds $75.0 million, then the one-third limitation on sales shall not apply to additional sales made pursuant to this registration statement until the filing of our Annual Report on Form 10-K for the year ended December 31, 2023. We have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” ON PAGE S-3 OF THIS PROSPECTUS CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this prospectus is September 27, 2023.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. The $1,250,000 of common stock that may be offered, issued and sold under this prospectus is included in the $50,000,000 of securities that may be offered, issued and sold by us pursuant to the registration statement.

We provide information to you about this offering of shares of our common stock in this prospectus, which describes the details regarding this offering. If information in this prospectus is inconsistent with documents incorporated by reference in this prospectus filed prior to the date of this prospectus, you should rely on this prospectus. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus), the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and in any free writing prospectus that we may authorize for use in connection with this offering. We have not, and Wainwright has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and Wainwright is not, making an offer to sell or soliciting an offer to buy our securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

You should assume that the information appearing in this prospectus, the documents incorporated by reference into this prospectus, and in any free writing prospectus that we may authorize for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, the documents incorporated by reference into this prospectus, and any free writing prospectus that we may authorize for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus entitled “Where You Can Find Additional Information; Incorporation by Reference.”

We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

When we refer to “Ampio,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Ampio Pharmaceuticals, Inc. and any consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the holders of the applicable securities.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read and consider carefully the more detailed information in this prospectus, including the factors described under the heading “Risk Factors” in this prospectus and the financial statements, notes to financial statements, financial and other information incorporated by reference in this prospectus, as well as the information included in any free writing prospectus that we have authorized for use in connection with this offering, before making an investment decision.

About Ampio

Ampio Pharmaceuticals, Inc. (“Ampio” or the “Company”) is a pre-revenue stage biopharmaceutical company that until May 2022 was engaged with the development of Ampion and early development of AR-300, a synthetic version of Ampion and subsequently, a small molecule pre-clinical stage development asset which was designed to leverage the key attributes of Ampion, which is referred to as the OA-20X program. As part of the OA-20X program, we have been focusing our ongoing efforts toward optimizing two potential small molecule formulations to take forward into development. We intend to select one of these optimized formulations to move towards clinical development. Given that these formulations are unique, proprietary, and are neither Ampion nor AR-300 (or derivatives thereof), we now refer to development of these new formulations as the OA-201 program.

Corporate Information

Ampio Pharmaceuticals, Inc. is a Delaware corporation. Our predecessor, DMI Life Sciences, Inc. (“Life Sciences”), was incorporated in Delaware in December 2008. In March 2010, Life Sciences was merged with a subsidiary of Chay Enterprises, Inc., a Colorado corporation. As a result of this merger, Life Sciences stockholders became the controlling stockholders of Chay Enterprises, Inc. Following the merger, we reincorporated in Delaware as Ampio Pharmaceuticals, Inc. in March 2010 and changed our corporate name to Ampio Pharmaceuticals, Inc.

Our principal executive office is located at 9800 Mount Pyramid Court, Suite 400, Englewood, Colorado 80112. Our website address is www.ampiopharma.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

The Offering

Issuer:	Ampio Pharmaceuticals, Inc.
Common stock offered by us:	Shares of our common stock having an aggregate offering price of up to $1,250,000.
Common stock outstanding immediately after this offering:

Up to 1,054,904 shares, assuming sales at a price of $4.17 per share, which was the closing price of our common stock on the NYSE American on September 12, 2023. The actual number of shares issued, if any, will vary depending on the sales price under this offering.

Manner of offering:	“At the market offering” that may be made from time to time through our sales agent, Wainwright. See “Plan of Distribution.”
Use of proceeds:	We intend to use the net proceeds from this offering for general corporate purposes, which may include research and development expenses related to the OA-201 program. See “Use of Proceeds.”
Listing:	Our common stock is currently listed on the NYSE American under the symbol “AMPE.”
Risk Factors:

You should read the “Risk Factors” section of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of factors to consider before deciding to purchase shares of our common stock.

The number of our shares of common stock to be outstanding after this offering is based on 755,144 shares of common stock outstanding as of June 30, 2023 after giving effect to the 20-to-1 reverse stock split effective at 4:01 p.m., Eastern Time, on September 11, 2023, and excludes the following, all of which also were adjusted for the 20-to-1 reverse stock split:

●	53,257 shares issuable upon the exercise of outstanding common stock warrants at a weighted average exercise price of $318.80 per share;
●	12,719 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $317.40 per share; and
●	1,200,000 additional shares reserved for future issuance under our 2023 Stock and Incentive Plan.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully review the risks and uncertainties described below and under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, as updated by our quarterly, annual and other reports and documents that we have filed or subsequently file that are incorporated by reference into this prospectus, before deciding whether to purchase any common stock in this offering. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

Risks Related to this Offering

If you purchase shares of common stock sold in this offering, you may experience immediate and substantial dilution in the per share net tangible book value as a result of this offering.

Because the price per share of our common stock being offered may be higher than the net tangible book value per share of our common stock, you will experience dilution to the extent of the difference between the offering price per share of common stock you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value as of June 30, 2023, was approximately $6.6 million, or $8.69 per share of common stock (after giving effect to the 20-to-1 reverse stock split effective on September 11, 2023).

Because the sales of the shares offered hereby will be made directly into the market, the prices at which we sell these shares will vary and these variations may be significant. Purchasers of the shares we sell, as well as our existing stockholders, will experience significant dilution if we sell shares at prices significantly below the price at which they invested.

If you purchase shares of our common stock in this offering, you may experience future dilution as a result of future equity offerings or other equity issuances.

In order to raise additional capital, we believe that we will offer and issue additional shares of our common stock or other securities convertible into or exchangeable for our common stock in the future. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by purchasers in this offering, and investors purchasing other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

In addition, we have a significant number of stock options and warrants outstanding. To the extent that outstanding stock options or warrants have been or may be exercised or other shares issued, you may experience further dilution. Further, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.

Because we will have broad discretion and flexibility in how the net proceeds from this offering are used, we may use the net proceeds in ways in which you disagree.

We intend to use the net proceeds for general corporate purposes. See “Use of Proceeds” on page S-12 for additional information. General corporate purposes may include research and development expenses related to the OA-201 program. We have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

The actual number of shares we will issue under the Offering Agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the Offering Agreement and compliance with applicable law, we have the discretion to deliver a placement notice to Wainwright at any time throughout the term of the Offering Agreement. The number of shares that are sold by Wainwright after delivering a placement notice will fluctuate based on the market price of the shares of common stock during the sales period and limits we set with Wainwright. Because the price per share of each share sold will fluctuate based on the market price of our common stock during the sales period, it is not possible at this stage to predict the number of shares that will be ultimately issued.

The common stock offered hereby will be sold in “at-the-market” offerings, and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices and numbers of shares sold, and there is no minimum or maximum sales price. Investors may experience a decline in the value of their shares as a result of share sales made at prices lower than the prices they paid.

If we are unable to maintain our listing on NYSE American, it will become more difficult to sell our common stock in the public market.

Our common stock was previously suspended from trading on the NYSE American. The staff of NYSE Regulation withdrew its delisting determination and on November 22, 2022, our common stock re-commenced trading on the NYSE American. For our common stock to continue trading on the NYSE American, we must comply with various listing standards, including that the Company maintain minimum stockholders’ equity of $6.0 million. As of June 30, 2023, our total stockholders’ equity was $6,560,000. If we are unable to continue to meet the NYSE American’s listing standards for any reason, our common stock could be delisted from the NYSE American. If delisted, we may seek to list our securities on a different stock exchange or, if one or more broker-dealer market makers comply with applicable requirements, the OTC. Listing on such other market or exchange likely would reduce the liquidity of our common stock. If our common stock were to trade in the OTC market, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, the common stock.

A delisting from the NYSE American and failure to obtain listing on another market or exchange would subject our common stock to so-called penny stock rules that impose additional sales practice and market-making requirements on broker-dealers who sell or make a market in such securities. Consequently, removal from the NYSE American and failure to obtain listing on another market or exchange could affect the ability or willingness of broker-dealers to sell or make a market in our common stock and the ability of purchasers of our common stock to sell their securities in the secondary market.

If we cannot continue to satisfy the NYSE American continued listing requirements and rules, our securities may be delisted, which could negatively impact the price of our securities.

Currently, our common stock is listed on the NYSE American. In order to maintain our listing on the NYSE American, we must continue to satisfy the applicable continued listing requirements and rules, including such rules and requirements relating to minimum share price, minimum stockholders’ equity and a minimum number of public stockholders.

The NYSE American may delist the securities of any issuer if, in its opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the NYSE American inadvisable; if the issuer sells or disposes of principal operating assets or ceases to be an operating company; if an issuer fails to comply with the NYSE American’s listing requirements; if an issuer’s common stock sells at what the NYSE American considers a “low selling price” (generally trading below $0.20 per share for an extended period of time); maintaining minimum stockholders’ equity at least $6.0 million; or if any other event occurs or any condition exists which makes continued listing on the NYSE American, in its opinion, inadvisable. As of June 30, 2023, our total stockholders’ equity was $6,560,000. We are actively monitoring our stockholders’ equity, but our efforts to increase our stockholders’ equity by selling equity securities may be hampered by our depressed stock price, which may be further depressed by any future non-compliance with the minimum stockholders’ equity requirement.

If the NYSE American delists our securities, we could face significant consequences, including:

●	a limited availability for market quotations for our securities;
●	reduced liquidity with respect to our securities;
●	a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in reduced trading;
●	activity in the secondary trading market for our common stock;
●	reduced opportunities for strategic alternatives;
●	limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

While we continue to monitor our compliance with the NYSE American continued listing requirements, there can be no assurance that we will be able to continue to comply with the NYSE American listing requirements.

Risks Related to Product Development, Strategic Alternatives and Our Business

We are dependent on the success of our technology and we cannot be certain that any preclinical data will support its further development.

As part of the OA-20X program, we have been focusing our ongoing efforts toward optimizing two potential small molecule formulations to take forward into development as a potential treatment of osteoarthritis. We intend to select one of these optimized formulations to move towards clinical development. Given that these formulations are unique, proprietary, and are neither Ampion nor AR-300 (or derivatives thereof), we now refer to development of these new formulations as the OA-201 program. These formulations have demonstrated promising anti-inflammatory properties in vitro and protection of cartilage in preclinical rat meniscal tear studies.

We expect to have some preclinical results in the third quarter of 2023. The future development of the OA-201 program will depend on the success and level of positive data from the current and near-term preclinical studies. At this time, OA-201 is our only development program and the two potential small molecule formulations are our only potential product in development. We do not have any products that are approved for commercial sale and may never be able to develop marketable products. We have generated no revenue from sales of any products or services.

Any future product candidate from the OA-201 program will require additional development, including further preclinical studies, as well as clinical trials, optimization of their formulation, and regulatory clearances, before they can be commercialized. Positive results obtained during early development do not necessarily mean later development will succeed. If formulations in the OA-201 program fail to demonstrate sufficiently positive data at any time or we determine there are other barriers to successful commercialization, we may abandon the OA-201 program.

We believe that sufficiently positive pre-clinical data in the OA-201 program is a condition to future capital raising to fund development work relating to a formulation. If our available cash resources are insufficient to fund our expenses

(including relating to legal proceedings) and the development of a formulation and/or completion of a strategic transaction, we may implement further cost reduction and other cash-focused measures to manage liquidity and we may pursue a plan of liquidation or dissolution of Ampio or seek bankruptcy protection. If we decided to cease operations and dissolve and liquidate our assets, it is unclear to what extent we would be able to pay our obligations. In such a circumstance and in light of the Company’s current liquidity position and pending legal matters, it is unlikely that cash would be available for distributions to stockholders.

We may explore strategic alternatives but there can be no assurance that we will be successful in identifying or completing any strategic alternative or that any such strategic alternative will yield value for our stockholders.

Given the risks associated with preclinical drug development, we continue to opportunistically identify and evaluate strategic opportunities to acquire or license later stage assets and/or merge with companies that have those assets. To-date, we have evaluated more than a dozen such opportunities. Finding attractive and affordable assets and/or merger partners has been challenging due to competition from the high number of companies with failed clinical trials that are pursuing the same strategy; in addition to our circumstances regarding our cash balance, the uncertainty around our continued listing on a major exchange, and the potential risks associated with ongoing legal and regulatory matters.

The process of exploring strategic alternatives is time consuming, and our board of directors has not set a timetable for the conclusion of its review of strategic alternatives. Our review of strategic options and alternatives could result in, among other things, a sale, merger, reverse merger, consolidation or business combination, asset divestiture, partnering, licensing or other collaboration agreements, or potential acquisitions, recapitalizations or restructurings, or in one or more transactions. There can be no assurance that the exploration of strategic alternatives is the correct strategy to pursue or that it will result in the identification or consummation of any transaction. Certain potential strategic transaction alternatives, if available and achieved, could result in substantial dilution to existing stockholders and have a material adverse effect on the market price of Ampio’s common stock.

Additionally, in light of our current stock price and ongoing legal matters, there can be no assurance that we will have sufficient capital resources to fund any strategic transaction, if available. If we raise additional funds through the issuance of equity securities, including as part of a strategic transaction, it could result in substantial dilution to our existing stockholders, increased fixed payment obligations, and any issued securities may have rights senior to those of the Company’s shares of common stock.

We also cannot assure that any potential transaction or other strategic alternative, if identified, evaluated and consummated, will provide greater value to our stockholders or otherwise successfully address the challenges associated with our dependence upon a single preclinical asset for our business. Any potential transaction would be dependent upon a number of factors that may be beyond our control, including, among other factors, market conditions, industry trends, the interest of third parties in our business or preclinical development progress, and the availability of financing to potential buyers on reasonable terms.

We rely on third parties for critical resources, including for development of the OA-201 program, and we may not be able to manage these third parties to provide timely, high quality, and cost-effective services to us.

As of September 12, 2023, we had five full-time employees. These employees are focused on project management, accounting and finance, IT, and corporate governance. As part of our development strategy, we have determined to outsource and contract with independent organizations, advisors and consultants to provide specific services, such as orthopedic expertise to assist with designing and implementing preclinical, clinical and regulatory development plans for the OA-201 program. We have also determined to contract with third parties for other business-related functions such as finance and accounting and administrative support. We believe that we will be able to obtain support and relevant expertise from the third party resources at an overall lower cost profile than hiring our own employees as well as benefit from greater range of expertise from third party resources than may be found in any number of employees. However, there can be no assurance that our strategy of using third parties will result in these intended benefits.

We currently rely, and for the foreseeable future will continue to rely, in substantial part on third parties to provide critical services to us. We cannot assure you that the services of these third parties will continue to be available to us on a timely basis when needed, or that we can find qualified replacements. If the cost of these services increase for any reason, or if these third parties are unable or unwilling provide services to us, we may have to find another third party to provide these services which could result in interruptions, increased costs, delays, in other challenges in the development of formulations in the OA-201 program, in the execution of strategic alternatives or strategic transactions, in our ability to fulfill our SEC reporting obligation or comply with the continued listing requirements of NYSE American, or in the proper functioning of other business functions. In addition, if we are unable to effectively manage our outsourced activities or if the quality or accuracy of the services provided by third-party service providers is compromised for any reason, we may similarly suffer from interruptions, increased costs, delays and from the other challenges described above. We cannot assure you that we will be able to manage our existing third-party service providers or find other competent outside contractors and consultants on economically reasonable terms, or at all.

Risks Related to Our Financial Position and Capital Requirements

Our history of losses and our cash resources available to execute our business plan over the next twelve months raise substantial doubt about our ability to continue as a going concern.

In 2022, we experienced net losses of $16.3 million, had no revenue other than interest income, and used $21.1 million in cash to fund our operations. Due to the current level of liquidity at December 31, 2022 and the projected shortfall to cover operating expenses requiring cash for a period of 12 months from the report date of the annual report, management has expressed substantial doubt as to our ability to continue as a going concern.

As of June 30, 2023, our source of liquidity consisted of approximately $7.0 million of cash and cash equivalents and approximately $1.4 million of an insurance recovery receivable. While we have implemented cost reductions, our finite cash resources available to execute our business plan present the risk that we will not have sufficient cash available in the amount or at the time we need it to fund our ongoing operations and execute our business plan involving the development of formulations in the OA-201 program and strategic alternatives over the next twelve months.

Our capital needs are based upon management estimates as to future expense and potential future capital raising activity, which involve significant judgment particularly given that we are pursuing a strategic alternatives process and cannot predict the duration or expense associated with this process. Additionally, the expense associated with and outcome of any legal proceeding is not possible to determine at this time. We cannot assure you that additional financing will be available in the amount or at the time we need it, or that it will be available on acceptable terms or at all. We believe that positive pre-clinical data formulations in the OA-201 program is a condition to future capital raising to fund further OA-201 program development and an identifiable, attractive strategic transaction is a condition to future capital raising to fund that strategic transaction.

If our available cash resources are insufficient to fund our expenses (including relating to legal proceedings) and OA-201 program development and/or completion of a strategic transaction, we may implement further cost reduction and other cash-focused measures to manage liquidity and we may pursue a plan of liquidation or dissolution of Ampio or seek bankruptcy protection. If we decided to cease operations and dissolve and liquidate our assets, it is unclear to what extent we would be able to pay our obligations. In such a circumstance and in light of the Company’s current liquidity position and pending legal matters, it is unlikely that cash would be available for distributions to stockholders. If we decided to cease operations and dissolve and liquidate our assets, we instead may seek bankruptcy protection, which could cause the value of any investment in the shares of common stock of the Company to decline to zero.

We are involved in legal proceedings that likely will adversely affect our financial position and our pursuit of strategic alternatives.

We are involved in and may in the future be involved in legal proceedings. Regardless of whether any claims against us are valid or whether we are liable, litigation claims or regulatory proceedings have been and will be expensive and time consuming to defend against, require us to advance substantial amounts to director and officer defendants for their defense of the claims, and result in the diversion of management attention and resources from our business and strategic goals. Insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. The outcome of any legal proceeding is not possible to determine at this time.

If we are liable in any legal proceeding, such proceeding could result in injunctions or other equitable relief, settlements, penalties, fines or damages that could materially adversely affect our results of operations, cash position and the conduct of our business and pursuit of strategic alternatives. The uncertainty relating to any legal proceedings may also impair our ability to raise capital. Given our limited cash resources, significant liabilities resulting from legal proceedings could force us to implement further cost reduction and other cash-focused measures to manage liquidity, including potential termination of our strategic alternatives process, and the Company may pursue a plan of liquidation or dissolution of the Company or seek bankruptcy protection, any of which could cause the value of any investment in the Company to decline to zero. If we decided to cease operations and dissolve and liquidate our assets, it is unclear to what extent we would be able to pay our obligations. In such a circumstance and in light of the Company’s current liquidity position and pending legal matters, it is unlikely that cash would be available for distributions to stockholders.

We will need additional capital to fund our future operations, the OA-201 program, and any strategic transaction, as well as to assure compliance with the NYSE American minimum stockholders’ equity requirement.

As of June 30, 2023, we had $7.0 million of cash and cash equivalents and an insurance recovery receivable of $1.4 million which we expect can fund our operations through the first quarter of 2024. Our future capital requirements will depend on, and could increase significantly as a result of, many factors including:

●	progress in and the costs of preclinical studies and any future clinical trials and research and development relating to formulations as part of the OA-201 program;
●	costs relating to the exploration of strategic alternatives and costs associated with pursuit of any strategic transaction, including any consideration we may pay to acquire or license later stage assets and/or merge with companies that have those assets or other transaction or series of transactions;
●	the costs of defending lawsuits and other claims, such as the four currently pending cases (a securities fraud class action and three derivative actions) and the pending SEC investigation, and any amounts paid to resolve those legal matters;
●	the costs involved in filing, prosecuting, enforcing, and defending patent claims and other intellectual property rights;
●	efforts to cure any future non-compliance with the $6.0 million minimum stockholders’ equity or other requirement of the NYSE American; and
●	the costs of sustaining our corporate overhead requirements, including D&O insurance, and hiring and retaining necessary personnel or third parties.

Our capital needs are based upon management estimates as to future expense and potential future capital raising activity, which involve significant judgment. In particular, the expense associated with, and outcome of, any legal proceeding is not possible to determine at this time. Insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to the pending legal proceedings.

We cannot assure you that additional financing will be available in the amount or at the time we need it, or that it will be available on acceptable terms or at all. We believe that positive pre-clinical data for a formulation in the OA-201 program is a condition to pursue future capital raising to fund the OA-201 program and an identifiable, attractive strategic transaction is a condition to pursue future capital raising to fund that strategic transaction.

As of June 30, 2023, our total stockholders’ equity was $6,560,000 as compared to $6.0 million minimum stockholders’ equity required by NYSE American. We are actively monitoring our stockholders’ equity, but our efforts to increase our stockholders’ equity by selling equity securities may be hampered by our depressed stock price, which may be further depressed by any future non-compliance with the minimum stockholders’ equity requirement.

We may obtain future additional financing by incurring indebtedness or from an offering of our equity securities or any of these. If we raise equity financing, our stockholders may experience significant dilution of their ownership interests and the value of shares of our common stock could decline. Our efforts to raise additional funds from the sale of equity may be hampered by the currently depressed trading price of our common stock, by pending legal matters, and by our prior non-compliance or any future non-compliance with the continued listing requirements of the NYSE American. If we raise additional equity financing, new investors may demand rights, preferences or privileges senior to those of existing holders of common stock. Our efforts to raise funds by incurring indebtedness may be hampered by our limited assets to secure debt and the absence of any revenue to support debt service payments. Any financing would likely have covenants that would affect the manner in which we conduct our business, including by restricting our ability to incur indebtedness or sell additional equity securities.

If we cannot timely raise any needed funds, we may implement further cost reduction and other cash-focused measures to manage liquidity and we may pursue a plan of liquidation or dissolution of Ampio or seek bankruptcy protection. If we decided to cease operations and dissolve and liquidate our assets, it is unclear to what extent we would be able to pay our obligations. In such a circumstance and in light of the Company’s current liquidity position and pending legal matters, it is unlikely that cash would be available for distributions to stockholders.

Risks Related to Our Intellectual Property

We are dependent on adequate protection of our patent and proprietary rights.

We rely on patents, trade secrets, trademarks, copyrights, know-how, and contractual provisions to establish and protect our intellectual property rights. As part of the OA-201 program, we own a number of United States provisional patent applications covering proprietary small molecule pharmaceutical formulations, as well as their uses, formulations, and manufacturing processes. We anticipate filing additional patent applications in the future, covering new discoveries, formulations and/or research advancements in or relating to formulations, as needs arise. If we do not diligently pursue our intellectual property rights or they are invalidated or circumvented, our development of the OA-201 program and any future commercialization of any formulation of the OA-201 program will be adversely affected. We must successfully defend these rights against third-party challenges.

However, these legal means afford us only limited protection and may not adequately protect our rights or remedies to gain or keep any advantages we may have over other companies seeking to commercialize product candidates similar or identical to formulations from the OA-201 program. If the scope of any patent protection we obtain is not sufficiently broad, or if we lose any of our patent or other legal protections of our intellectual property rights, our ability to prevent our competitors from commercializing product candidates similar or identical to formulations from the OA-201 program would be adversely affected.

Additionally, competitors, many of which have substantial resources and may make substantial investments in competing products and product candidates, may apply for and obtain patents that will prevent, limit, or interfere with our ability to develop, manufacture or market any product relating to the OA-201 program. Further, while we do not believe that our claimed intellectual property interferes with the rights of others, third parties may nonetheless assert patent infringement claims against us in the future.

Costly litigation may be necessary to enforce patents issued or licensed to us, to protect trade secrets or “know-how” we own, to defend us against claimed infringement of the rights of others or to determine the ownership, scope, or validity of our proprietary rights and the rights of others.

Any claim of infringement against us may involve significant liabilities to third parties, could require us to seek licenses from third parties, and could prevent us from manufacturing, selling, or using any products that we may develop. The occurrence of this litigation or the effect of an adverse determination in any of this type of litigation could have a material adverse effect on our business and financial condition

Risks Related to Our Common Stock

The price of our stock has been extremely volatile and may continue to be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our common stock.

The price of our common stock has been extremely volatile and may continue to be so, particularly as we confront and attempt to address the risks relating to the OA-201 program, pending legal proceedings, our strategic alternatives process, our capital resources, and the other risk factors described in this section. Additionally, the stock market in general and the market for pre-revenue stage biopharmaceutical companies have experienced extreme volatility that has often been unrelated to the operating performance of a particular company. The following factors, in addition to the other risk factors described in this section, may also have a significant impact on the market price of our common stock:

●	any actual or perceived adverse developments in the OA-201 program, including timing and status of studies and study results;
●	uncertainties relating to the strategic alternatives or any strategic transaction, including actual or perceived adverse developments in this process or the announcement or pendency of any transaction;
●	any announcements of developments with, or comments by, the FDA or other regulatory authorities that may impact Ampio or the potential regulatory path for a formulation from the OA-201 program;
●	developments in any legal proceeding in which we are or may become involved;
●	any announcements concerning our retention or loss of key employees;
●	our continued compliance with NYSE American listing requirements and any action taken by the NYSE American relating to our common stock;
●	announcements of patent issuances or denials, infringement claims or other intellectual property related developments;
●	announcements of the introduction of new competitive products by other companies;
●	future issuances of common stock or other securities;
●	sales of stock by our stockholders holding a significant position in the Company;
●	economic and other external factors beyond our control; and
●	public confidence in the securities markets and regulation by or of the securities market.

A significant drop in the price of our stock could expose us to the risk of securities class action lawsuits, which could result in substantial costs and divert management’s attention and resources, which could adversely affect our business.

The market for the Company’s common stock may be thinly traded and stockholders may be unable to sell at or near ask prices or at all.

The Company’s common stock may be thinly traded on the NYSE American, meaning that the number of persons interested in purchasing the Company’s shares at or near ask prices at any given time may be relatively small or non-existent. Consequently, there may be periods of several days or more when trading activity in the Company’s shares is minimal or non-existent. The Company cannot assure investors that a broader or more active public trading market for the Company’s common stock will develop or be sustained or that current trading levels will be maintained.

Anti-takeover provisions in our charter and bylaws and in Delaware law could prevent or delay a change in control of Ampio.

Provisions of our certificate of incorporation and bylaws may discourage, delay, or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions include:

●	requiring supermajority stockholder voting to effect certain amendments to our certificate of incorporation and bylaws;
●	restricting the ability of stockholders to call special meetings of stockholders; and
●	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

If securities or industry analysts do not publish research or reports or publish unfavorable research or reports about our business, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us, our business, our market or our competitors. Coverage by securities and industry analysts and initiation of coverage in the future is uncertain at this time. If securities or industry analysts do not cover our company, the trading price for our stock could continue to be negatively impacted. Additionally, if any analyst downgrades our stock, our stock price would likely decline.

USE OF PROCEEDS

We intend to use the net proceeds of from the sale of our securities under this prospectus to provide additional funding for general corporate purposes, which may include research and development expenses related to the OA-201 program. Because there is no minimum offering amount required as a condition of this offering, the actual total public offering amount, commissions, and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will sell any shares under or fully utilize the Offering Agreement with Wainwright as a source of financing. We will retain broad discretion in determining how we will allocate the net proceeds from the sale of securities under this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our Certificate of Incorporation, as amended, which has been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

Our authorized capital stock consists of 300,000,000 shares of common stock, $0.0001 par value, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value, of which no preferred shares are issued or outstanding. All shares shall be of one class and one series, except that the board of directors, by its action, may establish more than one class or series.

Common Stock

As of September 12, 2023, there were 755,088 shares of our common stock outstanding. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Holders of common stock will be entitled to one vote per share on matters to be voted on by stockholders and also will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. The payment of dividends, if ever, on the common stock will be subject to the prior payment of dividends on any outstanding preferred stock, of which there is currently none. Upon our liquidation or dissolution, the holders of common stock will be entitled to receive pro rata all assets remaining available for distribution to stockholders after payment of all liabilities and provision for the liquidation of any shares of preferred stock at the time outstanding. Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Transfer Agent

The transfer agent and registrar for our common stock is Equiniti Trust Company.

Listing

Our common stock is listed on the NYSE American under the symbol “AMPE.”

Preferred Stock

Pursuant to our certificate of incorporation, our board of directors has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or stock exchange listing rules), to designate and issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

The board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock and may adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation.

Our board of directors will fix the designations, voting powers, preferences and rights of the each series, as well as the qualifications, limitations or restrictions thereof, of the preferred stock of each series in the certificate of designation relating to that series, including:

●	the title and stated value;
●	the number of shares we are offering;
●	the liquidation preference per share;
●	the purchase price per share;
●	the dividend rate per share, dividend period and payment dates and method of calculation for dividends;
●	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;
●	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;
●	the procedures for any auction and remarketing, if any;

●	the provisions for a sinking fund, if any;
●	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;
●	any listing of the preferred stock on any securities exchange or market;
●	whether the preferred stock will be convertible into our common stock or other securities of ours, including depositary shares and warrants, and, if applicable, the conversion period, the conversion price, or how it will be calculated, and under what circumstances it may be adjusted;
●	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange period, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted;
●	voting rights, if any, of the preferred stock;
●	preemption rights, if any;
●	restrictions on transfer, sale or other assignment, if any;
●	whether interests in the preferred stock will be represented by depositary shares;
●	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;
●	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;
●	any limitations on issuances of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and
●	any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred stock.

The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our certificate of incorporation if the amendment would change the par value or, unless the certificate of incorporation provided otherwise, the number of authorized shares of the class or change the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Delaware Anti-Takeover Law and Provisions of our Certificate of Incorporation and Bylaws

Delaware Anti-takeover law

As a Delaware corporation, we are governed by the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), which generally has an anti-takeover effect for transactions not approved in advance by our board of directors. This may discourage takeover attempts that might result in payment of a premium over the market price for the shares of common stock held by stockholders. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203 of the DGCL, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or
●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) shares owned by:
●	persons who are directors and also officers; and
●	employee stock plans, in some instances; or
●	at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Staggered board of directors

Our Delaware certificate of incorporation provides that our board of directors will be classified into three classes of directors of approximately equal size at a date selected by the board. Currently our board of directors is not classified. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

Advance notice requirements for stockholder proposals and director nominations

Our Delaware bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice needs to be delivered to our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but unissued shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Limitation on liability and indemnification of directors and officers

Our Delaware certificate of incorporation and bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. Our bylaws permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Other than the four lawsuits in the United States District Court for the District of Colorado, Kain v. Ampio Pharmaceuticals, Inc., et al., Case No. 22-cv-2105, Maresca v. Martino, et al., Case No. 22-cv-2646-KLM, Marquis v. Martino, et al., Case No. 22-cv-2803-KLM, and McCann v. Martino, et. al., Case No. 2023-cv-30287, and the October 12, 2022 Securities and Exchange Commission investigation into securities law violations, all of which are described in our Annual Report on Form 10-K filed with the SEC on March 27, 2023 (and in subsequent reports we file with the SEC), there is no pending litigation or proceeding involving any of our directors or officers where indemnification by us would be required or permitted, nor are we aware of any threatened litigation or proceeding that might result in a claim for such indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933, or the Act, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

We have entered into the Offering Agreement with Wainwright, pursuant to which we may issue and sell from time to time shares of our common stock having an aggregate offering price of up to $1,250,000 through Wainwright as our sales agent pursuant to this prospectus and the accompanying base prospectus. Sales of the shares of common stock, if any, will be made by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act. If we and Wainwright agree on any method of distribution other than sales of shares on or through the NYSE American or another existing trading market in the United States at market prices, we will file a further prospectus supplement providing all information about such offering as required by Rule 424(b) under the Securities Act.

Wainwright will offer shares of our common stock at prevailing market prices subject to the terms and conditions of the Offering Agreement as agreed upon by us and Wainwright. We will designate the number of shares which we desire to sell, the time period during which sales are requested to be made, any limitation on the number of shares that may be sold in one day and any minimum price below which sales may not be made. Subject to the terms and conditions of the Offering Agreement, Wainwright will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell on our behalf all of the shares requested to be sold by us. We or Wainwright may suspend the offering of the shares of Common Stock being made through Wainwright under the Offering Agreement upon proper notice to the other party.

Settlement for sales of common stock will occur on the second trading day or such shorter settlement cycle as may be in effect under Exchange Act Rule 15c6-1 from time to time, following the date on which any sales are made, or on some other date that is agreed upon by us and Wainwright in connection with a particular transaction, in return for payment of the net proceeds to us. Sales of our shares of our common stock as contemplated in this prospectus will be settled through the facilities of The Depository Trust Company or by such other means as we and Wainwright may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay Wainwright in cash, upon each sale of shares of our common stock pursuant to the Offering Agreement, a commission of 3.0% of the gross proceeds from each sale of shares. Because there is no minimum offering amount required as a condition to this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. Pursuant to the terms of the Offering Agreement, we agreed to reimburse Wainwright for the documented fees and costs of its legal counsel reasonably incurred in connection with entering into the transactions contemplated by the Offering Agreement in an amount not to exceed $50,000 in the aggregate, in addition to the reimbursement of up to $2,500 per due diligence update session for the fees of counsel to Wainwright. We will report at least quarterly the number of shares of our Common Stock sold through Wainwright under the Offering Agreement, the net proceeds to us and the compensation paid by us to Wainwright in connection with the sales of shares of our Common Stock.

In connection with the sales of shares of our Common Stock on our behalf, Wainwright will be deemed an “underwriter” within the meaning of the Securities Act, and the compensation paid to Wainwright constitutes underwriting commissions or discounts. We have agreed in the Offering Agreement to provide indemnification and contribution to Wainwright against certain liabilities, including liabilities under the Securities Act.

The offering of our shares of our Common Stock pursuant to the Offering Agreement will terminate upon the earlier of the sale of all of the shares of our Common Stock provided for in this prospectus or termination of the Offering Agreement as permitted therein.

To the extent required by Regulation M, Wainwright will not engage in any market making activities involving our Common Stock while the offering is ongoing under this prospectus.

From time to time, Wainwright may provide in the future various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they may receive customary fees and commissions. However, we have no present arrangements with Wainwright for any further services.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Ballard Spahr LLP, Minneapolis, Minnesota. Wainwright is being represented in connection with this offering by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The financial statements of Ampio Pharmaceuticals, Inc. as of December 31, 2022 and 2021, and for the years then ended, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2022, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph related to a going concern uncertainty), which is incorporated herein by reference. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website, www.ampiopharma.com, by following the link under “Investors” to “Financial Filings.” Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

This prospectus does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC through its website as provided above or from us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any Compensation Committee report or performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

●	The Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 27, 2023 and Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on April 28, 2023;

●	The portions of the definitive proxy statement on Schedule 14A filed on June 14, 2023 and the definitive additional proxy materials filed on July 13, 2023 for the Company’s 2023 Annual Meeting of Stockholders held on July 27, 2023 that are incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022;
●	The Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed on May 8, 2023 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed on August 8, 2023;
●	The Current Reports on Form 8-K filed (but not furnished) on January 17, 2023, March 7, 2023, March 13, 2023, April 18, 2023, May 26, 2023, July 5, 2023, August 1, 2023, and August 31, 2023; and
●	The description of the Company’s common stock contained in Exhibit 4.5 to the Company’s Annual Report on Form 10-K (No. 001-35182) for the fiscal year ended December 31, 2019, filed with the Commission on February 21, 2020, including any amendment or report filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Ampio Pharmaceuticals, Inc.

9800 Mount Pyramid Court, Suite 400

Englewood, Colorado 80112

Attn: Corporate Secretary

(720) 437-6500

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

Up to $1,315,900 of Shares of

Common Stock

of

Ampio Pharmaceuticals, Inc.

PROSPECTUS

January 24, 2024

H.C. Wainwright & Co.